Morgan Stanley Multi Cap Growth Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Alibaba Group Holding Ltd
Purchase/Trade Date:	  09/18/2014
Offering Price of Shares: $68.000
Total Amount of Offering: 320,106,100
Amount Purchased by Fund: 26,985
Percentage of Offering Purchased by Fund:
0.008
Percentage of Fund's Total Assets: 0.47
Brokers:  Credit Suisse, Deutsche Bank,
Goldman Sachs, J.P. Morgan, Citi, BOCI,
CICC, CLSA, DBS Bank, HSBC, Mizuho,
Pacific Crest, Stifel, Wells Fargo, BNP Paribas,
Evercore, Raymond James, SunTrust Robinson
Humphrey
Purchased from: CSFB
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.